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Filed Pursuant to Rule 424(b)(3) and (c)
File Number 333-47288

PROSPECTUS SUPPLEMENT NO. 2 DATED FEBRUARY 1, 2001
to
Prospectus Dated October 18, 2000

8,908,110 SHARES

INTERNAP NETWORK SERVICES CORPORATION

COMMON STOCK

    This prospectus supplement supersedes and in part supplements our prospectus dated October 18, 2000, as amended by the prospectus supplement dated November 8, 2000, and relates to the public offering, which is not being underwritten, and sale of 8,908,110 shares of our common stock by certain of our shareholders or by distributees, pledgees, donees, transferees or other successors in interest that received such shares as a gift, partnership distribution or other non-sale related transfer. The selling shareholders received the shares in connection with the acquisition by us of CO Space, Inc. or VPNX.com, Inc. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus.

SELLING SHAREHOLDERS

    We have been notified by CO Space Voting, Inc., Teton Capital Company and Sand Hill Financial Company, all of which were shareholders named in the original prospectus, that such shareholders intend to distribute an aggregate of 758,362 shares of common stock to their shareholders or limited partners, as the case may be. These distributees were not specifically named in the prospectus. The following table provides information with respect to the number of shares of common stock beneficially owned by these distributees who are not specifically identified in the prospectus as selling shareholders and the number of shares of common stock to be registered for sale hereby. The table of selling shareholders in the prospectus is hereby amended to include the participants listed in the table below.

Name of Selling Shareholder	Shares Being Offered
Shareholders of CO Space Voting, Inc.	717,654
Limited Partners of Teton Capital Company	19,055
Limited Partners of Sand Hill Financial Company	21,653

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PROSPECTUS SUPPLEMENT NO. 2 DATED FEBRUARY 1, 2001 to Prospectus Dated October 18, 2000 8,908,110 SHARES INTERNAP NETWORK SERVICES CORPORATION COMMON STOCK
SELLING SHAREHOLDERS